UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 18, 2007

Margo Caribe, Inc.
(Exact name of registrant as specified in its charter)

Puerto Rico (State or other jurisdiction of incorporation)	001-15336 (Commission File Number)	66-0550881 (IRS Employer Identification No.)

Road 690, Kilometer 5.8 Vega Alta, Puerto Rico (Address of principal executive offices)		00692 (Zip Code)

Registrant’s telephone number, including area code: (787) 883-2570

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.136-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 18, 2007, José R. Vázquez, resigned as Vice President and Chief Financial Officer of Margo Caribe, Inc. (the “Company”), effective April 30, 2007.

In connection with Mr. Vazquez’s resignation, effective May 1, 2007, Alison Witkovich, age 36, was appointed to the position of Vice President and Chief Financial Officer of the Company. After joining the Company in February 2007, Ms. Witkovich served as Controller of the Company’s wholly owned subsidiary, Margo State Line, Inc., based in Folkston, Georgia. From 2001 to 2003, Ms. Witkovich served as Controller of Harden & Associates, a Florida-based insurance, risk management and employee benefit services firm with over $10 million in revenue. From 1994 to 2001, Ms. Witkovich served in various position, including Director of Accounting, of the Atlanta-based RTM Restaurant Group. Ms. Witkovich is a Certified Public Accountant and holds a bachelor’s degree in Accounting from the University of North Florida.

Under the terms of her employment agreement, Ms. Witkovich will be entitled to receive base salary of $75,000, plus certain other incentives and benefits. Ms. Witkovich is also eligible to receive grants of restricted stock under the Margo Caribe, Inc. 2003 Restricted Stock Plan.

There was no arrangement or understanding between Ms. Witkovich and any other persons pursuant to which Ms. Witkovich was elected to her new position and there are no related party transaction between Ms. Witkovich and the Company.

On April 23, 2007, Roberto J. Luciano resigned as member of the Board of Directors and Chairman of the Audit Committee of the Company, effective April 27, 2007. Mr. Luciano’s resignation was not related to any disagreement with the Company or its management.

In connection with Mr. Luciano’s resignation, the Board of Directors of the Company appointed Evan H. Berger as Chairman of the Audit Committee. Mr. Berger is an independent director of the Company first elected to the Board in 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 1, 2007

MARGO CARIBE, INC.

By:	/s/ Michael J. Spector
Name:	Michael J. Spector
Title:	President and
Chief Executive Officer